EXHIBIT 4.2

FORM OF

 INVESTOR AGREEMENT

[Fractional Bidders]

aShareX Fine Art, LLC

Attention: Joel Parrish, CFO

Email: support@asharex.com

This Investor Agreement (“Agreement”) is made as of the date set forth below by and between the undersigned (“Bidder” or “you”) and aShareX Series LLC, a Delaware series limited liability company (the “Company” or “we” or “us” or “our”).  By executing this Agreement, you are indicating your intent to participate as a Fractional Bidder in an offering (the “Offering”) to commence at the place, time and date listed in the Annex A.  You will participate by utilizing the proprietary AShareX Platform licensed to the Company by aShareX, Inc.  If you submit a winning bid for the Series Asset (a “Winning Bid”), you agree to purchase Class A Shares (the “Shares”) to be issued to you in the Series we have formed and which is identified in the Annex A (the “Series”) upon the closing (the “Closing”) of the Offering for the Shares.  You will be so notified by the Company (by email and through the Investor Platform through which you are a registered user), and such notification will advise you of (i) the amount you are required to fund, and (ii) the number of Shares you are purchasing.

We reserve the right to reschedule or cancel the Offering at any time.  No money or other consideration is being solicited at this time, and if sent in response, will not be accepted.  No offer to buy the securities can be accepted and no part of the purchase price can be received until an Offering Statement with respect to the Shares to be sold in the Offering is qualified with the SEC (the “Qualification Date”), and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before the Qualification Date. Any offer or bid you make with respect to the Offering prior to the qualification of the Offering Statement will be only an indication of interest and involves no obligation or commitment of any kind.  Any bid you make during the pre-bidding process following the Qualification Date (once affirmatively confirmed) or during the Offering will be deemed accepted upon determination that it is a Winning Bid.

PLEASE READ THE FOLLOWING CLOSELY AS THESE TERMS ARE BINDING ON YOU

1. Review of Documentation. You agree that you have reviewed the Company’s Bidding Rules and the form of Subscription Agreement, both available on the Investor Platform as of the date of this Agreement, and that, if you submit a Winning Bid, you agree to (i) execute a Subscription Agreement in substantially the same form as on the Investor Platform to subscribe for and purchase the Shares, and (ii) fund the purchase price for the Shares within seven days of receiving the notice. You are not entitled to any Shares until you have completed these steps. Please read the Subscription Agreement carefully as it contains representations, warranties and covenants that will become legally binding on you should you submit a Winning Bid by virtue of incorporating those provisions by reference in this Agreement. Your obligations hereunder are irrevocable should you submit a Winning Bid (subject to any further requirements for qualification with the SEC) and the Company accepts your Subscription Agreement.  If you fail to comply with such obligations, the Company may exercise any and all available legal or equitable remedies available to it to recover damages for your breach and may institute arbitration proceedings pursuant to Section 5 below.

2. Description of Offering. The Offering is described in the Preliminary or Final Offering Circular that is, or will be, available through the Investor Platform, as well as on the SEC EDGAR website at www.sec.gov. The Company will post the Final Offering Circular as promptly as possible following its qualification with the SEC. You confirm that you have read the Preliminary and/or Final Offering Circular, the Company’s Offering Statement and the exhibits attached thereto, including the Company’s Second Amended and Restated Limited Liability Company Agreement and the Series Designation for the Series (together, the “Operating Agreement”), and that upon the execution of your Subscription Agreement and the performance of your obligations thereunder, you will become a Member of the Company upon the Closing of the Offering and will be bound by the terms of the Operating Agreement. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to such terms in the Operating Agreement.

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3. Binding Obligations.  If you participate in the pre-bidding process that may be offered by the Company (“Pre-Bidding”), your bid will become irrevocable once affirmatively confirmed by you following the Qualification Date.  Bids accepted during the Offering are irrevocable. However, no bid will become binding unless or until an Offering Statement is qualified pursuant to Regulation A with the SEC which is expected to occur approximately 48 hours prior to the commencement of the Offering.  If the Offering Statement is not qualified by the time of the Offering, the Offering will, at the Company’s option, be cancelled or held only for 100% Bidders (with bids previously submitted by Fractional Bidders not valid and automatically revoked).  In certain circumstances, we may be required to submit an amendment to our Offering Statement for qualification with the SEC before we may accept subscriptions for Shares. In such circumstances, any Winning Bid you submit will only be binding to the extent we obtain such further qualification. We have the right to reject or cancel your subscription, in whole or in part, whether or not we consummate the Offering. If we reject or cancel your subscription, we will refund to you amounts paid relating to such portion of the subscription that is rejected or cancelled, without interest. We will deduct third party processing fees, if any, from amounts refunded.

4. Representations, Warranties and Covenants. In addition to the foregoing, you represent, warrant and covenant as of the date of this Agreement and as of the Closing of the Offering should it occur that:

a. You are a “qualified purchaser” as defined in Regulation A under the Securities Act (a “Qualified Purchaser”) by confirming either:

•	You are an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and as described in detail in the Offering Circular (an “Accredited Investor”); or

•

Your fractional share of the Acquisition Cost, together with any other amounts used to purchase other Class A Shares and any other equity interests in any other Series of the Company, does not exceed 10% of the greater of your annual income or net worth (excluding your primary residence and automobiles), in the case of natural persons, or 10% of the greater of your annual revenue or net assets at fiscal year-end (for non-natural persons), as specified in Section 230.501 of Regulation A.

b. If you submit a Winning Bid, you can and will make each of the representations and warranties contained in Section 3 of the Subscription Agreement related to your subscription for the Shares, including those relating to investment intent, the Patriot Act, Anti-Money Laundering and the OFAC.

c. You have had an opportunity to discuss the Series Asset and the Series’ financial affairs with the Managing Member and to ask questions and receive answers regarding the terms and conditions of your potential investment. You acknowledge that you are making an investment decision based on the information in the Final Offering Circular, and except as set forth in the Final Offering Circular and herein, no representations or warranties have been made to you, or to your advisors or representatives, by the Company or others with respect to the business or prospects of the Series or its financial condition.

d. You agree to provide any additional documentation the Company may reasonably request, including documentation to allow the Company to form a reasonable basis that you qualify as an Accredited Investor or otherwise as a Qualified Purchaser (as those terms are defined above), or as may be required by the securities administrators or regulators of any state, to confirm that the you meet any applicable minimum financial suitability standards and have satisfied any applicable maximum investment limits.

e. You agree not to bid more than the spending limit established for you by the Company, or in the case you are not an Accredited Investor, the net income and net worth limitations set forth above for Qualified Purchasers. If you are a Benefit Plan Investor, you, together with all other Benefit Plan Investors, cannot own, or be deemed to beneficially own, 24.9% or more of the Shares in the Series.

5. Survival; Indemnification. All representations, warranties and covenants contained in this Agreement and the indemnification contained herein shall survive (a) the acceptance of this Agreement by the Company, (b) changes in the transactions, documents and instruments described herein which are not material or which are to your benefit, and (c) your death or disability. You hereby agree to indemnify, defend and hold harmless the Company, the Series and Managing Member and their respective officers, directors, employees, direct and beneficial owners and their successors and assigns (each a “Company Party”), from and against any and all losses, claims, damages, liabilities, expenses (including attorneys’ fees and disbursements), judgments or amounts paid in settlement of actions (“Claims”) arising out of or resulting from the untruth of any representation or warranty made by you herein or the breach of any representation, warranty or covenant herein made by you.  In this connection, you acknowledge that the Company may elect to (i) cancel the Offering or allow only 100% Bidders to bid in the Offering if the Offering Statement is not qualified prior to the time of the Offering, (ii) not accept your Winning Bid subsequent to the Offering if it determines you are not a Qualified Purchaser or otherwise ineligible to hold Shares in the Company commensurate with your fractional share of the Acquisition Cost,  (iii) terminate the Offering prior to or subsequent to the Offering for any reason, including those events described in the Preliminary or Final Offering Circular providing for such termination, or (iv) suspend or stop the Offering and cancel all previously submitted bids if there is force majeure event of any kind, including a malfunction with the AShareX Platform or the communication link to the actual Offering.  You further acknowledge and agree that you may not assert a Claim against the Company or any other Company Party should any such event occur notwithstanding that you may have submitted a bid prior to or at the time of the Offering which, but for such event, would have been a Winning Bid.

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6. Incorporation of Subscription Agreement Provisions. Sections 11, 12 and 13 of the Subscription Agreement providing for, among other matters, the arbitration of disputes, waiver of jury trials, limitations on damages, governing law, notices and other material provisions are made a part of this Agreement and incorporated herein by this reference mutatis mutates. Please read these provisions carefully as they are legally binding on you. This Agreement and terms of the Subscription Agreement incorporated herein by reference constitute the entire agreement among the parties concerning the subject matter hereof and supersede all prior or contemporaneous agreements or understandings.

IN WITNESS WHEREOF, the Bidder or its duly authorized representative has electronically executed and delivered this Investor Agreement by clicking “I Agree” above and acknowledge that all of the information contained herein and in the Investor Platform regarding the Bidder is true and correct.

SIGNATURE:

[By clicking “I Agree”, I, the Subscriber, have read and understand the foregoing terms and have executed this Agreement intending to be legally bound.]

(Signature of Bidder or authorized officer)

ACCEPTED AND AGREED TO:

ASHAREX SERIES LLC

By:
Name:	Alan Snyder
Title:	Chief Executive Officer

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ANNEX A

Description of Series Asset: 1988 Ferrari 928 GTS

Series: aShareX Series 12

Location: Online

Date and Time of Offering: [TO COME]

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